Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Ackrell SPAC Partners I Co. (F/K/A Able Acquisition Corp., the “Company”) on Form S-1 of our report dated January 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the Company’s financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from September 11, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York
December 1, 2020